Exhibit 99.3

Shapeways, a leader in Digital Manufacturing, to List on NYSE via Merger with Galileo Acquisition Corp.

•	Disrupting multi-billion dollar global manufacturing market by digitizing end-to-end manufacturing process through increased production speed, lower costs and higher flexibility

•	Shapeways proprietary software combined with efficient on-demand manufacturing enables customers to rapidly transform digital designs into physical products

•	Offers leading digital manufacturing agility at scale through its purpose-built manufacturing operating system that is both hardware and material agnostic

•	Delivered over 21 million parts to 1 million customers in over 160 countries

•	Utilizes 11 additive manufacturing technologies and more than 90 materials and finishes, supports ability to easily scale new innovation

•	Combined company to have an implied initial enterprise value of approximately $410 Million, and expects to be listed on NYSE under the ticker “SHPW”

•	Transaction to provide $195 million of net proceeds to the Company, including a $75 million fully committed, common stock PIPE at $10.00 per share anchored by top-tier institutional investors Miller Value, XN, and strategic investor Desktop Metal

•	The PIPE also includes investments from existing investors Lux Capital, Union Square Ventures, INKEF Capital and Andreesen Horowitz

•	Investor webcast and conference call is scheduled for Wednesday, April 28, at 8:00 AM ET

NEW YORK, NY – April 28, 2021 – Shapeways, Inc. (“Shapeways” or “the Company”), a leading global digital manufacturing platform driven by proprietary software, and Galileo Acquisition Corp. (NYSE: GLEO) (“Galileo”), a publicly-traded special purpose acquisition company, announced today that they have entered into a definitive merger agreement for a merger transaction in which Shapeways will be acquired by Galileo. Upon closing of the transaction, the combined company will be named Shapeways Holdings, Inc. and is expected to remain listed on the NYSE under the new ticker symbol, SHPW. The combined company will be led by Greg Kress, Shapeways’ Chief Executive Officer.

Company Overview

Shapeways is a leader in the large and fast-growing digital manufacturing industry combining high quality, flexible on-demand manufacturing powered by purpose-built proprietary software which enables customers to rapidly transform digital designs into physical products, globally. Shapeways makes industrial-grade additive manufacturing accessible by fully digitizing the end-to-end manufacturing process, and by providing a broad range of solutions utilizing 11 additive manufacturing technologies and more than 90 materials and finishes, with the ability to easily scale new innovation. The Company has delivered over 21 million parts to 1 million customers in over 160 countries.

The digital manufacturing market is anticipated to grow from approximately $39 billion in 2020 to approximately $120 billion in 2030 by disrupting the massive global manufacturing market which is slow, manual and rigid. The industry is experiencing a transformation due to significant advances in production technologies, innovation in materials and the adoption of software to increase speed, lower cost, and achieve higher flexibility. With its purpose-built proprietary software, which incorporates over 10 years of industry expertise and innovation, Shapeways is uniquely positioned to benefit from this industry transformation. Shapeways’ manufacturing “operating system” is agnostic to hardware technology and materials, which allows the Company to quickly adapt to market shifts and user needs. The Company supports a broad range of customers, ranging from individual project-focused engineers to small and large enterprises requiring high-mix production at scale.

Shapeways’ platform is positioned to scale across materials, markets and technologies. Expanding additive manufacturing capabilities will enable acceleration of adoption in key markets including industrial, medical, automotive, and aerospace. As an example of this opportunity, Shapeways has signed a strategic partnership with Desktop Metal, a leader in additive manufacturing metal technologies, an important expansion beyond Shapeways’ current focus on polymers. In terms of markets, Asia represents an attractive opportunity for expansion beyond the United States and Europe given the sizable annual manufacturing output from that region. Additionally, enabling manufacturers’ digital transformation provides Shapeways with a substantial market opportunity. In 2020, Shapeways began licensing a commercialized SaaS version of its proprietary software to key partners, enabling them to deploy Shapeways’ manufacturing operating system within their own organizations.

Shapeways Investment Highlights

●	Unique and compelling opportunity in large, fast growing digital manufacturing market

●	High quality, flexible on-demand manufacturing with proprietary purpose-built software

●	Agnostic to hardware and materials allows scalability and quick adaptability to market shifts

●	Broad use across customer types and industries with global delivery to end customers in over 160 countries

●	Experienced management team with strong investor support

●	Scalable financial model with opportunity to consolidate fragmented market

“Our vision to enable anyone to rapidly transform digital designs to physical products is reaching a significant milestone today as we transition Shapeways into a public company,” said Greg Kress, Chief Executive Officer of Shapeways. “We have been successfully executing on our vision, and this capital will allow us to empower digital manufacturing at scale, accelerating Shapeways’ additive manufacturing capabilities while expanding the Company’s material and technology offerings to more markets and industries.”

Luca Giacometti, Chairman and CEO of Galileo commented, “Shapeways fits our mandate given its North American and European nexus, market leadership position, and growth profile. Our team, having decades of experience advising, investing and operating businesses across U.S. and European markets, was immediately attracted to Shapeways’ platform which is supported by its proprietary software capabilities and ability to provide solutions to any company.”

Alberto Recchi, Galileo’s co-Founder and CFO, and Alberto Pontonio, co-Founder of Galileo, commented, “We are extremely excited to partner with Greg and Shapeways to help the Company achieve its goals and capture the massive Additive Manufacturing 2.0 opportunity. Thanks to its tremendous team, flexible on-demand manufacturing capabilities, and proprietary purpose-built software, we believe Shapeways has incredible potential for future growth, which will only be accelerated by the extensive financial resources provided by this transaction.”

Transaction Overview

The business combination values Shapeways at a $410 million pro forma enterprise value, at the $10.00 per share PIPE price which implies an equity value of $605 million assuming minimal redemptions by Galileo shareholders. The transaction will provide more than $195 million of net proceeds to the Company, including a $75 million fully committed common stock PIPE anchored by top-tier institutional investors including Miller Value Partners and XN, along with a strategic partner Desktop Metal. Cash proceeds will primarily be used to accelerate Shapeways’ metal additive manufacturing capabilities, expand the Company’s material and technology offerings to extend market reach and grow customer share of wallet as well as to provide additional working capital.

The Boards of Directors of both Galileo and Shapeways have unanimously approved the transaction. Completion of the proposed transaction is subject to approval of Galileo shareholders and other customary closing conditions, including the receipt of certain regulatory approvals. As a result of the signing of a definitive agreement, Galileo will have until October 22, 2021 to consummate the Business Combination. The transaction is expected to close in the summer of 2021.

Additional information about the proposed transaction, including a copy of the merger agreement and investor presentation, will be provided in a Current Report on Form 8-K to be filed by Galileo with the Securities and Exchange Commission and will be available at www.sec.gov.

Advisors

Stifel is serving as the exclusive financial and capital markets advisor to Shapeways and as sole placement agent to Galileo for the PIPE. EarlyBirdCapital is serving as financial and capital markets advisor to Galileo. Needham & Company and Craig-Hallum are acting as capital markets advisors to Galileo. Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP is serving as legal advisor to Shapeways, and Ellenoff Grossman & Schole LLP is serving as legal advisor to Galileo. ICR is serving as investor relations and communications advisor to Shapeways.

Investor Webcast and Conference Call

Galileo and Shapeways will host a joint investor conference call to discuss the proposed transaction Wednesday April 28, 2021 at 8:00AM ET. The conference call will be accompanied by a detailed investor presentation.

A webcast of the call will be available here, and can also be accessed on the Shapeways website here and on the Galileo website here. For those who wish to participate by telephone, please dial 1-877-705-6003 (U.S.) or 1-201-493-6725 (International) and reference the Conference ID 13719267. A replay of the call will also be available via webcast here.

About Shapeways

Shapeways’ digital manufacturing platform offers customers access to high quality manufacturing from start to finish through automation, innovation and digitization. The company’s purpose-built software, wide selection of materials and technologies, and global supply chain lower manufacturing barriers and speed delivery of quality products. Shapeways’ digital manufacturing services have empowered more than one million customers worldwide to produce more than 21 million parts using 11 different technologies and 90 different materials and finishes. Headquartered in New York City, Shapeways has ISO 9001-compliant manufacturing facilities in Long Island City, N.Y., and the Netherlands and a network of innovative partners around the globe. It was founded in 2008 and spun-out of the Lifestyle Incubator of Royal Philips Electronics in 2010. Investors include Lux Capital, Union Square Ventures, Andreessen Horowitz, INKEF Capital, Index Ventures and Hewlett Packard Ventures.

To learn more, please visit https://www.shapeways.com. The information that may be contained on or accessed through this website is not incorporated into this release.

About Galileo Acquisition Corp.

Galileo Acquisition Corp. raised $138 million in October 2019 and its securities are listed on the New York Stock Exchange under the ticker symbols “GLEO.U,” “GLEO” and “GLEO.WS.” Galileo is a blank check company organized for the purpose of effecting a merger, capital stock exchange, asset acquisition, or other similar business combination with one or more businesses or entities with an initial focus on targets operating in the Consumer, Retail, Food and Beverage, Fashion and Luxury, Specialty Industrial, Technology or Healthcare sectors which are headquartered in Europe or North America, and that have a European and North American market nexus. Galileo is led by a serial SPAC sponsor team having successfully completed four business combinations, in addition to Shapeways. Its team is composed by seasoned dealmakers with diverse nationalities, M&A, principal investing and public company operating experience in both the North American and Western European markets.

To learn more please, visit http://www.galileospac.com. The information that may be contained on or accessed through this website is not incorporated into this release.

Forward-Looking Statements

Certain statements included in this press release that are not historical facts are forward-looking statements for purposes of the safe harbor provisions under the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements generally are accompanied by words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “should,” “would,” “plan,” “predict,” “potential,” “seem,” “seek,” “future,” “outlook,” and similar expressions that predict or indicate future events or trends or that are not statements of historical matters. All statements, other than statements of present or historical fact included in this presentation, regarding Galileo’s proposed acquisition of Shapeways, Galileo’s ability to consummate the transaction, the benefits of the transaction and the combined company’s future financial performance, market opportunity, as well as the combined company’s strategy, future operations, estimated financial position, estimated revenues and losses, projected costs, prospects, plans and objectives of management are forward-looking statements. These statements are based on various assumptions, whether or not identified in this press release, and on the current expectations of the respective management of Shapeways and Galileo and are not predictions of actual performance. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on as, a guarantee, an assurance, a prediction, or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. Many actual events and circumstances are beyond the control of Shapeways and Galileo. These forward-looking statements are subject to a number of risks and uncertainties, including changes in domestic and foreign business, market, financial, political, and legal conditions; the inability of the parties to successfully or timely consummate the proposed transaction, including the risk that any regulatory approvals are not obtained, are delayed or are subject to unanticipated conditions that could adversely affect the combined company or the expected benefits of the proposed transaction or that the approval of the stockholders of Galileo or Shapeways is not obtained; failure to realize the anticipated benefits of the proposed transaction; the success of Shapeways’ recent agreement with Desktop Metal to drive growth; Shapeways’ ability to adapt to rapidly changing technologies and market trends; litigation, including litigation related to intellectual property; the ability of Shapeways to attract and retain key personnel; the ability of Shapeways to manage global operations; the ability of Shapeways to attract and retain key customers, including larger enterprise customers; the risk that the market Shapeways is targeting will not grow as anticipated; product defects; defects or “bugs” in the software used by Shapeways; Shapeways may not use the proceeds from the transaction effectively or the proceeds may not be sufficient to grow the business; the effects of competition on Shapeways’ business; the amount of redemption requests made by Galileo’s stockholders; the ability of Galileo or Shapeways to issue equity in connection with the proposed transaction or in the future, and those factors discussed in Galileo’s Annual Report on Form 10-K for the year ended December 31, 2020, under the heading “Risk Factors,” and other documents Galileo has filed, or will file, with the SEC. If any of these risks materialize or our assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. There may be additional risks that neither Galileo nor Shapeways presently know, or that Galileo nor Shapeways currently believe are immaterial, that could also cause actual results to differ from those contained in the forward-looking statements. In addition, forward-looking statements reflect Galileo’s and Shapeways’ expectations, plans, or forecasts of future events and views as of the date of this press release. Galileo and Shapeways anticipate that subsequent events and developments will cause Galileo’s and Shapeways’ assessments to change. However, while Galileo and Shapeways may elect to update these forward-looking statements at some point in the future, Galileo and Shapeways specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing Galileo’s and Shapeways’ assessments of any date subsequent to the date of this press release. Accordingly, undue reliance should not be placed upon the forward-looking statements.

Important Information for Investors and Stockholders

In connection with the proposed transaction, Galileo will file a registration statement on Form S-4 (the “Registration Statement”) with the SEC, which will include a preliminary proxy statement to be distributed to holders of Galileo’s common stock in connection with Galileo’s solicitation of proxies for the vote by Galileo’s stockholders with respect to the proposed transaction and other matters as described in the Registration Statement, as well as the prospectus relating to the offer of securities to be issued to Shapeways’ stockholders in connection with the proposed transaction. After the Registration Statement has been filed and declared effective, Galileo will mail a definitive proxy statement, when available, to its stockholders. Investors and security holders and other interested parties are urged to read the proxy statement/prospectus, any amendments thereto and any other documents filed with the SEC carefully and in their entirety when they become available because they will contain important information about Galileo, Shapeways and the proposed transaction. Investors and security holders may obtain free copies of the preliminary proxy statement/prospectus and definitive proxy statement/prospectus (when available) and other documents filed with the SEC by Galileo through the website maintained by the SEC at http://www.sec.gov, or through Galileo’s website at www.galileospac.com. The information contained on, or that may be accessed through, the websites referenced in this press release is not incorporated by reference into, and is not a part of, this press release.

Participants in the Solicitation

Galileo and its directors and officers may be deemed participants in the solicitation of proxies of Galileo’s shareholders in connection with the proposed business combination. Security holders may obtain more detailed information regarding the names, affiliations and interests of certain of Galileo’s executive officers and directors in the solicitation by reading Galileo’s final prospectus filed with the SEC on October 17, 2019, the registration statement / proxy statement and other relevant materials filed with the SEC in connection with the business combination when they become available. Information concerning the interests of Galileo’s participants in the solicitation, which may, in some cases, be different than those of their stockholders generally, will be set forth in the registration statement / proxy statement relating to the business combination when it becomes available. Contacts:

Shapeways
Investor Relations	Media Relations
investors@shapeways.com	press@shapeways.co m

Galileo Acquisition Corp.

Alberto Recchi, Chief Financial Officer

alberto.recchi@galileospac.com